Exhibit 15.2
CONSENT OF JUN HE LAW OFFICES, PRC COUNSEL
May 31, 2011
SINA CORPORATION
We hereby consent to references to our name by SINA CORPORATION under the heading “Government Regulation and Legal Uncertainties” and “Organizational Structure” on Form 20-F for the year ended December 31, 2010.
Yours faithfully,
For and on behalf of

/s/ JUN HE LAW OFFICES
JUN HE LAW OFFICES